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(THIS PRICING SUPPLEMENT IS BEING FILED SOLELY TO CORRECT A TYPOGRAPHICAL ERROR
IN THE MATURITY DATE)

Pricing Supplement Dated July 23, 1998
(To Prospectus dated July 29, 1997 and
Prospectus Supplement dated May 29, 1998)

                                                                  Rule 424(b)(3)
                                                           File No. 333-25575-01

                       SUMMIT PROPERTIES PARTNERSHIP, L.P.
                         Medium-Term Notes - Fixed Rate

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Principal Amount: $30,000,000       Interest Rate:  6.75%     Issue Price: 100%

Agent's Discount Commission: .35%            Original Issue Date: July 28, 1998

Stated Maturity Date:  July 30, 2001

Net Proceeds to Issuer: $29,895,000
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Interest Payment Dates:  January 30 and July 30

Redemption:

/X/  The Notes cannot be redeemed prior to the Stated Maturity Date.
/ /  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction: ____% until Redemption percentage is 100% of the principal amount.

Optional Repayment:
/X/  The Notes cannot be repaid prior to the Stated Maturity Date.
/ /  The Notes can be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.
     Optional Repayment Dates:
     Repayment Price:  ____%

Currency:
     Specified Currency:  U.S. Dollars
     (If other than U.S. Dollars, see attached)
     Minimum Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Original Issue Discount ("OID"):     Yes / /    No /X/
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Form: /X/  Book-Entry      / /  Certificated

Agent: / / J.P. Morgan Securities Inc.    / /  Merrill Lynch, Pierce, Fenner &
                                                Smith Incorporated
       /X/ First Union Capital Markets,   /X/  Morgan Stanley & Co. Incorporated
           a division of Wheat First
           Securities, Inc.

Agent acting in the capacity as indicated below:
       / / Agent          /X/ Principal

If as principal:
      / /  The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      /X/ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of ____% of Principal Amount.

Exchange Rate Agent: N/A

Other Provisions:  None.